EXHIBIT 3.2



                              CERTIFICATE OF TRUST

                                       OF

                 RYDEX EXCHANGE TRADED COMMODITIES FUNDS TRUST I

         This Certificate of Trust of Rydex Exchange Traded Commodities Funds Trust I (the "Trust") is being duly executed and filed on behalf of the Trust by the undersigned, as trustee, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. ss. 3801 et seq.) (the "Act").

         1. Name. The name of the statutory trust formed by this Certificate of Trust is Rydex Exchange Traded Commodities Funds Trust I.

         2. Delaware Trustee. The name and business address of the trustee of the Trust in the State of Delaware are: Wilmington Trust Company, 1100 North Market Street, Wilmington, Delaware 19890-0001.

         3. Series. Pursuant to Section 3806(b)(2) of the Act, the Trust will issue one or more series of beneficial interests having the rights and preferences specified in the governing instrument of the Trust, as the same may be amended from time to time (each a "Series").

         4. Notice of Limitation of Liability of each Series. Pursuant to
Section 3804(a) of the Act, the liabilities of each series shall be limited such that (a) the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series shall be enforceable against the assets of that series only, and not against the assets of the Trust generally or the assets of any other series and (b) none of the debts, liabilities, obligations and expenses incurred, contracted for, or otherwise existing with respect to the Trust generally and any other series shall be enforceable against the assets of the particular series.

         5. Effective Date. This Certificate of Trust shall be effective upon filing.


         IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Trust on September 15, 2008 in accordance with Section 3811(a)(1) of the Act.

                                 Wilmington Trust Company, not in its individual capacity but solely as Trustee


                                 By: /s/ Rosaline K. Maney
                                 -------------------------
                                 Name: Rosaline K. Maney
                                 Title: Vice President